Exhibit 99.1

ITW to Sell its Industrial Packaging Segment to The Carlyle Group for $3.2 Billion

GLENVIEW, Ill., February 6, 2014 /PRNewswire/ -- Illinois Tool Works Inc. (NYSE: ITW) today announced that it has signed a definitive agreement to sell its Industrial Packaging Segment to The Carlyle Group (NASDAQ: CG) for $3.2 billion. The transaction is subject to regulatory approval and customary closing conditions and is expected to close by mid-year.

“We are pleased to announce the sale of the Industrial Packaging segment as this represents the last major step in refocusing our portfolio in conjunction with our Enterprise Strategy,” said Scott Santi, ITW president and chief executive officer. “The Industrial Packaging business is an industry leader with a strong management team and highly dedicated people. We thank them all for their many contributions to ITW and know they will continue to thrive as an investment of The Carlyle Group.”

As previously announced, proceeds from the sale will be used to partially fund the company’s plan to repurchase approximately 50 million shares by the end of 2014 in order to offset the EPS dilution associated with this divestiture. As of the end of 2013, the company had repurchased approximately 14 million shares in conjunction with this plan.

“The Industrial Packaging business is a highly diversified, market leader,” said Brian Bernasek, Carlyle managing director. “We are proud to partner with its strong management team and committed employees and look forward to supporting the company’s growth initiatives.”
To assist the company in the sale process, ITW retained J.P. Morgan Securities LLC and Goldman, Sachs & Co. as its financial advisers and Latham & Watkins LLP as its legal counsel.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the amount and timing of share repurchases and timing of the disposition of the Industrial Packaging segment. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in ITW's Form 10-K for 2012 and Form 10-Q for the quarter ended September 30, 2013.

ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The Company focuses on solid growth, improving profitability and strong returns across its worldwide platforms and businesses. These businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $14.1 billion in 2013.

SOURCE Illinois Tool Works Inc.
Contact: Alison Donnelly, 847-657-4565 or Adonnelly@itw.com